      1 of 21 Pages



                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13D

          Under the Securities Exchange Act of 1934
                     (Amendment No. 4)*


                      Hadco Corporation
                      (Name of Issuer)

                Common Stock, $.05 par value
               (Title of Class of Securities)

                         404681-10-8
                       (CUSIP Number)

                  Stephen A. Hurwitz, Esq.
   Testa, Hurwitz & Thibeault, 125 High Street, Boston, MA 02110
        (Name, Address and Telephone Number of Person
      Authorized to Receive Notices and Communications)

                       August 25, 1995
   (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ___.

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     Page 1 of 21 Pages
      2 of 21 Pages
                          SCHEDULE 13D

CUSIP NO. 404681-10-8                   Page 2 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Lawrence Coolidge
        ###-##-####
_____________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ___
                                                          (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00 - Reporting of Material Decrease in Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         5,000 shares
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            386,008 shares
  REPORTING   _______________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    5,000 shares
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    386,008 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     391,008 shares
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.9%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

        IN
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      3 of 21 Pages
                          SCHEDULE 13D

CUSIP NO. 404681-10-8                   Page 3 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gilbert M. Roddy
        ###-##-####
_____________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) ___
                                                           (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00-Reporting of Material Decrease in Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            386,008 shares
  REPORTING   _______________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                     -0- shares
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    386,008 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     386,008 shares
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.9%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

          IN
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      4 of 21 Pages
                          SCHEDULE 13D
CUSIP NO. 404681-10-8                   Page 4 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James C. Hamilton
        ###-##-####
_____________________________________________________________________

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) ___
                                                           (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00 - Reporting of Material Decrease for Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         15,350
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            386,008 shares
  REPORTING   _______________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    15,350
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    386,008 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     401,358
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.0%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

        IN
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      5 of 21 Pages
                          SCHEDULE 13D

CUSIP NO. 404681-10-8                   Page 5 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Horace H. Irvine II 1989 Children's Trust
        62-622-3410
_____________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) ___
                                                           (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00 - Reporting of Decrease for Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        New Hampshire
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            68,278 shares
  REPORTING   _______________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    68,278 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,278 shares
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.7%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

        OO
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      6 of 21 Pages
                          SCHEDULE 13D

CUSIP NO. 404681-10-8                   Page 6 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Horace H. Irvine II Children's Trust II
        04-644-0888
_____________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) ___
                                                           (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00 - Reporting of Decrease for Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            70,878 shares
  REPORTING   __________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    70,878 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     70,878 shares
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.7%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

        OO
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      7 of 21 Pages
                          SCHEDULE 13D

CUSIP NO. 404681-10-8                   Page 7 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Horace H. Irvine II Irrevocable Trust of July 11, 1977
        04-650-2387
_____________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) ___
                                                           (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00 - Reporting of Decrease in Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            228,333 shares
  REPORTING   _______________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    228,333 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     228,333 shares
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        2.3%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

        OO
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      8 of 21 Pages
                          SCHEDULE 13D

CUSIP NO. 404681-10-8                   Page 8 of 21 Pages
_____________________________________________________________________
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        The Kevin R. Irvine Revocable Trust dated May 23, 1994
        04-675-6390
_____________________________________________________________________
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) ___
                                                           (b) _X_
_____________________________________________________________________
 3   SEC USE ONLY

_____________________________________________________________________
 4   SOURCE OF FUNDS*

        00 - Reporting of Decrease in Beneficial Ownership
_____________________________________________________________________
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED ___ PURSUANT TO ITEMS 2(d) OR 2(e)
_____________________________________________________________________
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
_____________________________________________________________________
                7   SOLE VOTING POWER

  NUMBER OF         -0- shares
   SHARES     _______________________________________________________
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED BY
    EACH            18,519 shares
  REPORTING   _______________________________________________________
   PERSON       9   SOLE DISPOSITIVE POWER
    WITH
                    -0- shares
              _______________________________________________________
               10   SHARED DISPOSITIVE POWER

                    18,519 shares
_____________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,519 shares
_____________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES    ___
     CERTAIN SHARES*
_____________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2%
_____________________________________________________________________
14   TYPE OF REPORTING PERSON *

        OO
_____________________________________________________________________
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
      9 of 21 Pages
Item 1. Security and Issuer: Common Stock, $.05 par value per share ("Common Stock"), of Hadco Corporation, a Massachusetts corporation (the "Company"). The address of the Company's principal executive offices is 12A Manor Parkway, Salem, NH 03079.

Item 2.   Identity and Background:

          1. Lawrence Coolidge.

             (a)  Lawrence Coolidge ("Coolidge").

             (b)  Coolidge's business address is 230 Congress
                  Street, Boston, MA 02110.

             (c)  Coolidge is employed as a professional
                  trustee at Loring, Wolcott & Coolidge, which is located at 230 Congress Street, Boston, MA 02110.

             (d)  None.

             (e)  None.

             (f)  USA.

          2. Gilbert M. Roddy, Jr.

             (a)  Gilbert M. Roddy, Jr. ("Roddy").

             (b) Roddy's business address is 230 Congress Street, Boston, MA 02110.

             (c)  Roddy is employed as a professional
                  trustee at Loring, Wolcott & Coolidge, which is located at 230 Congress Street, Boston, MA 02110.

             (d)  None.

             (e)  None.

             (f)  USA.

          3. James C. Hamilton.

             (a)  James C. Hamilton ("Hamilton").

             (b) Hamilton's business address is 73 Tremont Street, Boston, MA 02108.

             (c) Hamilton is a partner of the law firm of Berlin, Hamilton & Dahmen, which is located at 73 Tremont Street, Boston, MA 02108.
      10 of 21 Pages
             (d)  None.

             (e)  None.

             (f)  USA.

          4. The Horace H. Irvine II 1989 Children's Trust.

             (a)  The Horace H. Irvine II 1989 Children's Trust.

             (b)  N/A.

             (c)  N/A.

             (d)  N/A.

             (e)  N/A.

             (f)  The Horace H. Irvine II 1989 Children's
                  Trust is organized under the laws of the State of New Hampshire.

          5. The Horace H. Irvine II Children's Trust II.

             (a)  The Horace H. Irvine II Children's Trust II.

             (b)  N/A.

             (c)  N/A.

             (d)  N/A.

             (e)  N/A.

             (f)  The Horace H. Irvine II Children's
                  Trust II is organized under the laws of the Commonwealth of Massachusetts.

          6. The Horace H. Irvine II Irrevocable Trust of July 11, 1977.

             (a)  The Horace H. Irvine II Irrevocable Trust of
                  July 11, 1977.

             (b)  N/A.

             (c)  N/A.

             (d)  N/A.
      11 of 21 Pages
             (e)  N/A.

             (f)  The Horace H. Irvine II Irrevocable
                  Trust of July 11, 1977 is organized under the laws of the Commonwealth of Massachusetts.

          7. The Kevin R. Irvine Revocable Trust dated May 23, 1994.

             (a)  The Kevin R. Irvine Revocable Trust dated May 23, 1994.

             (b)  N/A.

             (c)  N/A.

             (d)  N/A.

             (e)  N/A.

             (f) The Kevin R. Irvine Revocable Trust dated May 23, 1994 is organized under the laws of the Commonwealth of Massachusetts.

Item 3.   Source and Amount of Funds or Other Considerations: James
          C. Hamilton sold 1000 shares of Common Stock on September 20, 1995. He also gifted a total of 275 shares of Common Stock on November 21, 1995 to non-resident family members and charities, and retained no voting or dispositive power with respect to such shares. The Horace H. Irvine II 1989 Children's Trust sold a total of 38,000 shares of Common Stock between August 23 and August 25, 1995. The Horace H. Irvine II Trust II distributed 3,200 shares of Common Stock to a beneficiary of the Trust on August 22, 1995, and retained no voting or dispositive power with respect to such shares. The Horace H. Irvine II Irrevocable Trust of July 11, 1977 sold a total of 62,000 shares of Common Stock between August 23 and August 25, 1995.

Item 4. Purpose of Transaction: The shares held by The Horace H. Irvine II 1989 Children's Trust, The Horace H. Irvine II Children's Trust II, The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and The Kevin R. Irvine Revocable Trust dated May 23, 1994 (the "Trusts") are being held for investment purposes. None of Coolidge, Roddy and Hamilton or the Trusts (the "Beneficial Owners") has any present plan or proposal to effect substantial changes in the business, organization, form or control of the Company.

Item 5.   Interest in Securities of the Issuer.

Coolidge
      12 of 21 Pages
          (a) Coolidge beneficially owns an aggregate of 391,008 shares, or 3.9%, of the Company's Common Stock (based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995). Of this total, 5,000 shares are held by Coolidge personally, 68,278 shares are held by Coolidge as a trustee of The Horace H. Irvine II 1989 Children's Trust, 70,878 shares are held by Coolidge as a trustee of The Horace H. Irvine II Children's
               Trust II, 228,333 shares are held by Coolidge as a trustee of The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and 18,519 shares are held by Coolidge as a trustee of The Kevin R. Irvine Revocable Trust dated May 23, 1994.

          (b) Coolidge exercises sole voting and dispositive power with respect to 5,000 shares and shared voting and dispositive power with respect to the 386,008 shares held by him as trustee with the other trustees of the Trusts, Roddy and Hamilton.

          (c) On December 5, 1995, Coolidge exercised options for 3000 shares of Common Stock and simultaneously sold such shares. (The net number of shares over which he retains sole voting and dispositive control therefore remains unchanged at 5000.) Other than as set forth herein and in Item 3, there have been no transactions in the Common Stock during the past sixty days by Coolidge.

          (d)  N/A.

          (e) On August 25, 1995 Coolidge ceased to be a 5% beneficial shareholder.

Roddy

          (a) Roddy beneficially owns an aggregate of 386,008 shares, or 3.9%, of the Company's Common Stock (based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995). Of this total, 0 shares are held by Roddy personally, 68,278 shares are held by Roddy as a trustee of The Horace H. Irvine II 1989 Children's Trust, 70,878 shares are held by Roddy as a trustee of The Horace H. Irvine II Children's Trust II, 228,333 shares are held by Roddy as a trustee of The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and 18,519 shares are held by Roddy as a trustee of The Kevin R. Irvine Revocable Trust dated May 23, 1994.

          (b) Roddy exercises sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to the 386,008 shares held by him as trustee with the other trustees of the Trusts, Coolidge and Hamilton.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by Roddy.
      13 of 21 Pages
          (d)  N/A.

          (e) On August 25, 1995 Roddy ceased to be a 5% beneficial shareholder.

Hamilton

          (a) Hamilton beneficially owns an aggregate of 401,358 shares, or 4.0%, of the Company's Common Stock (based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995). Of this total, 15,350 shares are held by Hamilton personally, 68,278 shares are held by Hamilton as a trustee of The Horace H. Irvine II 1989 Children's Trust, 70,878 shares are held by Hamilton as a trustee of The Horace H. Irvine II Children's
               Trust II, 228,333 shares are held by Hamilton as a trustee of The Horace H. Irvine II Irrevocable Trust of July 11, 1977 and 18,519 shares are held by Hamilton as a trustee of The Kevin R. Irvine II Revocable Trust
               May 24, 1994.

          (b) Hamilton exercises sole voting and dispositive power with respect to the 15,350 shares held by him personally and shared voting and dispositive power with respect to the 386,008 shares held by him as trustee with the other trustees of the Trusts, Coolidge and Roddy.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by Hamilton.

          (d)  N/A.

          (e) On August 25, 1995, Hamilton ceased to be a 5% shareholder.

The Horace H. Irvine II 1989 Children's Trust

          (a) The Horace H. Irvine II 1989 Children's Trust beneficially owns 68,278 shares, or 0.7% of the Company's Common Stock (based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995).

          (b) The Horace H. Irvine II 1989 Children's Trust exercises shared voting and dispositive power with respect to 68,278 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Horace H. Irvine II 1989 Children's Trust.

          (d)  N/A.

          (e)  N/A.
      14 of 21 Pages
The Horace H. Irvine II Children's Trust II

          (a) The Horace H. Irvine II Children's Trust II beneficially owns 70,878 shares, or 0.7%, of the Company's Common Stock (based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995).

          (b) The Horace H. Irvine II Children's Trust II exercises shared voting and dispositive power with respect to 70,878 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Horace H. Irvine II Children's
               Trust II.

          (d)  N/A.

          (e)  N/A.

The Horace H. Irvine II Irrevocable Trust of July 11, 1977

          (a)  The Horace H. Irvine II Irrevocable Trust of
               July 11, 1977 beneficially owns 228,333 shares or 2.3%, of the Company's Common Stock (based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995).

          (b)  The Horace H. Irvine II Irrevocable Trust of
               July 11, 1977 exercises shared voting and dispositive power with respect to 228,333 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Horace H. Irvine II Irrevocable Trust of July 11, 1977.

          (d)  N/A.

          (e)  N/A.

The Kevin R. Irvine Revocable Trust dated May 23, 1994

          (a)  The Kevin R. Irvine Revocable Trust dated May 23,
               1994 beneficially owns 18,519 shares, or .2% of the Company's Common Stock based on the 9,922,221 shares of Common Stock reported to be outstanding on September 1, 1995 on the Company's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995.
      15 of 21 Pages
          (b)  The Kevin R. Irvine Revocable Trust dated May 23,
               1994 exercises shared voting and dispositive power with respect to 18,519 shares of the Company's Common Stock.

          (c) Other than as set forth in Item 3, there have been no transactions in the Common Stock during the past sixty days by The Kevin R. Revocable Trust dated
               May 23, 1994.

          (d)  N/A.

          (e)  N/A.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer.

          Agreement pursuant to Rule 13d-1(f)(1).

Item 7.   Material to be Filed as Exhibits.

          Exhibit 1 - Agreement pursuant to Rule 13d-1(f)(1).
      16 of 21 Pages
                            SIGNATURE



       After reasonable inquiry and to the best of our knowledge

and belief, we certify that the information set forth in this statement is true, complete and correct.



Dated:  December 11, 1995          /s/ Lawrence Coolidge
                                   Lawrence Coolidge



                                   /s/ Gilbert M. Roddy, Jr.
                                   Gilbert M. Roddy, Jr.



                                   /s/ James C. Hamilton
                                   James C. Hamilton

                                   THE HORACE H. IRVINE II 1989
                                   CHILDREN'S TRUST



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee
      17 of 21 Pages

                                   THE HORACE H. IRVINE II
                                   CHILDREN'S TRUST II



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE HORACE H. IRVINE II
                                   IRREVOCABLE TRUST OF JULY 11,
                                   1977



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M.  Roddy,
                                   Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee

      18 of 21 Pages
                                   THE KEVIN R. IRVINE REVOCABLE
                                   TRUST DATED MAY 23, 1994



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee
      19 of 21 Pages
                                                       EXHIBIT 1


                            Agreement


       Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Hadco Corporation.

       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  December 11, 1995          /s/ Lawrence Coolidge
                                   Lawrence Coolidge



                                   /s/ Gilbert M. Roddy, Jr.
                                   Gilbert M. Roddy, Jr.



                                   /s/ James C. Hamilton
                                   James C. Hamilton

                                   THE HORACE H. IRVINE II 1989
                                   CHILDREN'S TRUST



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee

      20 of 21 Pages

                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE HORACE H. IRVINE II
                                   CHILDREN'S TRUST II



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE HORACE H. IRVINE II
                                   IRREVOCABLE TRUST OF JULY 11,
                                   1977



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee


      21 of 21 Pages
                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee


                                   THE KEVIN R. IRVINE REVOCABLE
                                   TRUST DATED MAY 23, 1994



                                   By:  /s/ Lawrence Coolidge
                                      Lawrence Coolidge
                                      Trustee



                                   By:  /s/ Gilbert M. Roddy, Jr.
                                      Gilbert M. Roddy, Jr.
                                      Trustee



                                   By:  /s/ James C. Hamilton
                                      James C. Hamilton
                                      Trustee